Exhibit 99.1

HARRY & DAVID ANNOUNCES NEW CFO

MEDFORD, OR—August 10, 2009—Harry & David Holdings, Inc., today announced the appointment of Ed Dunlap as Senior Vice President and Chief Financial Officer for the company.

Mr. Dunlap’s career spans more than two decades and includes extensive domestic and international experience with retail and consumer brand companies. Most recently, Mr. Dunlap was Chief Financial Officer for Shaklee Corporation. Previously he was Senior Vice President of Operations and CFO for Wild Oats Markets, Inc. and he served in senior financial positions in Europe for the Gap, Inc. Earlier he was Vice President, Planning and Business Development at R.J. Reynolds and Vice President Finance/Chief Financial Officer, Europe Division for PepsiCo Inc.

In making the announcement, Bill Williams, President and CEO of Harry & David Holdings, Inc., remarked, “We are extremely pleased Ed is joining the Harry & David management team. His broad financial experience, deep understanding of our business and solid reputation within the financial community will be a tremendous asset to the business.”

Mr. Dunlap received a Bachelor of Arts Degree in Economics from Reed College and his MBA in Marketing and Finance from the University of Chicago.

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About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David®, Wolferman’s® and Cushman’s™ brands. You can shop our products online at www.harryanddavid.com, www.wolferman’s.com and www.honeybell.com or visit one of our 139 stores across the country.

Contacts:
Company Contact	Media Contact
Ed Dunlap, CFO	Bill Ihle, EVP Corp. Rel.
Harry & David Holdings, Inc.	Harry & David Holdings
541.864.2164	541.864.2145